Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Total System Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-169436 and No. 333-177026) on Form S-8, the registration statement (No. 333-220380) on Form S-3 and the registration statement (No. 333-232545) on Form S-4 of Global Payments Inc. and subsidiaries of our report dated February 21, 2019, with respect to the consolidated balance sheets of Total System Services, Inc. (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the Form 8-K of Global Payments Inc. dated August 1, 2019.

Our report dated February 21 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that the Company acquired Cayan Holdings LLC (Cayan) and iMobile3, LLC (iMobile3) during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018 Cayan and iMobile3’s internal controls over financial reporting associated with total assets of $1.2 billion and total revenues of $179 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Cayan and iMobile3.

Our report dated February 21, 2019 contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606 (ASC 606), Revenue from Contracts with Customers.

/s/ KPMG LLP

Atlanta, Georgia

August 1, 2019